UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

Heidrick & Struggles International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2004, the Board of Directors of Heidrick & Struggles International, Inc. (the “Company”) adopted the Heidrick & Struggles Non-Employee Directors’ Voluntary Deferred Compensation Plan (the “Plan”) pursuant to which directors may elect to defer receipt of some or all of their compensation. Directors may choose to defer the receipt of their fees payable in cash or stock for purposes of deferring recognition of income for tax purposes. Deferrals of fees payable in shares of Company Common Stock will be paid in restricted stock units, and ultimately in Company Common Stock upon settlement of the restricted stock units. Deferrals of fees payable in cash will be credited to a cash bookkeeping account and will earn a return based on investment options made available to and selected by the director. A director’s deferred compensation will be paid to the director following cessation of his or her service on the Board or, to the extent permitted by Internal Revenue Code section 409A, earlier (i) in the event the Plan is terminated by the Company, (ii) in the event the Company is judicially declared bankrupt or insolvent or (iii) upon the dissolution, merger, consolidation or reorganization of the Company or the sale of all or substantially all of the Company’s assets unless in such case arrangements are made for the Plan to be continued by the successor. A copy of the Plan, and the related election form, has been filed as an exhibit to this Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

99.1    Heidrick & Struggles Non-Employee Directors’ Voluntary Deferred Compensation Plan and Election Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Registrant)
Date: January 6, 2005
	By:	/s/ Fritz E. Freidinger
	Name:	Fritz E. Freidinger
	Title:	Secretary